Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference on Form S-3 (No. 333-269267) and Form S-8 (No. 333-232520) of Epsilon Energy Ltd. of our report dated May 9, 2025, relating to the consolidated  financial statements of Peak Exploration & Production, LLC and Subsidiaries as of December 31, 2024 and 2023 and for the years then ended, incorporated by reference in the Current Report on Form 8-K of Epsilon Energy Ltd. and included in Epsilon Energy Ltd.’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on October 10, 2025.  .

/s/ Baker Tilly US, LLP

(formerly, Moss Adams LLP)

Denver, Colorado

November 14, 2025